Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2020 RESULTS

Strong Loan, Deposit and Fee Income Growth Despite Challenging Economic Environment

Jericho, NY – April 24, 2020 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the first quarter of 2020. Significant events and achievements during the quarter include:

•

Net income decreased 13% to $2.6 million, or $0.33 per diluted share, for the current quarter compared to net income of $3.0 million, or $0.39 per diluted share, for the quarter ended March 31, 2019. The Company recorded an additional provision for credit losses totaling $1.5 million, or $0.15 per diluted share, based on qualitative factors reflective of the rapid decline in economic conditions due to the COVID-19 pandemic.

•	Returns on average assets and common equity were 1.28% and 9.22%, respectively, and 1.79% and 12.86%, respectively, for the quarter ended March 31, 2019.

•	Supported by a strong net interest margin of 4.71%, net interest income for the first quarter increased $1.3 million, or 16%, to $9.2 million compared to the same period in 2019.
•	Total assets increased 12% on an annualized basis, or $23.5 million, to $821.5 million when compared to December 31, 2019.
•	Loans increased 18% on an annualized basis, or $25.0 million, to $590.4 million, when compared to December 31, 2019 primarily driven by our commercial attorney loan portfolio.
•	Continued solid asset quality metrics with 0.13% in nonperforming loans to total loans and an allowance for loan losses to total loans of 1.50% at March 31, 2020.
•	Merchant services fees increased 63% to $3.0 million compared to the quarter ended March 31, 2019. Total fee income represented 25.4% of total revenue for the current quarter.
•

Deposits totaled $697.8 million, a $17.2 million, or 10% annualized increase from December 31, 2019 with an impressive cost of funds of 0.23% (including demand deposits). Deposit growth was primarily driven by our litigation market customers.

•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“As we continue to monitor this health care and economic crisis, our ongoing focus is to protect our employees and their families, continuously meet our customers’ growing needs and ensure the safety and soundness of our Company,” stated Tony Coelho, Chairman of the Board. “Our institution and the diligent commitment to our core values have never been stronger than during this time of public health and economic stress.”

“Our Company is well positioned to navigate the COVID-19 pandemic and its effects on the U.S. economy,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Esquire has entered this crisis with excess capital, strong liquidity, diversified revenue streams, minimal non-performing assets and a seasoned management team. I want to take a moment to thank our employees for their steadfast focus on servicing our clients’ needs and the communities we serve as well as thanking our valued customers and business partners.”

First Quarter Earnings

Net income for the quarter ended March 31, 2020 was $2.6 million, or $0.33 per diluted share, compared to $3.0 million, or $0.39 per diluted share for the same period in 2019. Returns on average assets and common equity for the current quarter were 1.28% and 9.22%, respectively, compared to 1.79% and 12.86% for the same period of 2019. During the quarter, we recorded an additional provision for credit losses totaling $1.5 million, or $0.15 per diluted share, based on qualitative factors reflective of the rapid decline in economic conditions due to the COVID-19 pandemic.

Net interest income for the first quarter of 2020 increased $1.3 million, or 15.8%, to $9.2 million, due to growth in average interest earning assets totaling $132.9 million, or 20.4%, to $783.9 million when compared to the same period in 2019. Our net interest margin decreased to 4.71% for the first quarter of 2020 compared to 4.94% in 2019 due to reductions in short-term interest rates and the changing composition of our interest earnings assets. Average loans in the quarter increased $97.1 million, or 21.0%, to $559.3 million when compared to the first quarter of 2019 with growth concentrated in our commercial attorney and commercial real estate portfolios. Our loan-to-deposit ratio was 84.6% and loan growth was funded with core deposits (total deposits, excluding time deposits), representing 97.2% of total deposits at March 31, 2020.

The provision for loan losses was $1.9 million for the first quarter of 2020, a $1.5 million increase from the comparable period in 2019. The higher provision was due to an increase in our economic and non-economic qualitative risk factors associated with the COVID-19 pandemic, although the ultimate impact of the crisis is unknown and highly uncertain at this time. As of March 31, 2020, Esquire had nonperforming loans to total loans of 0.13%.

Noninterest income increased $1.0 million, or 50.0%, to $3.1 million for the first quarter of 2020 as compared to the first quarter of 2019. Our merchant services platform experienced strong growth that was partially offset by decreased income on administrative service payment (“ASP”) fees for off-balance sheet funds. Merchant processing income increased $1.1 million, or 63.0%, compared to the first quarter of 2019. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), merchants and fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income. Other noninterest income, consisting primarily of ASP fee income, declined by $102 thousand compared to the quarter ended March 31, 2019. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates.

Noninterest expense increased $1.4 million, or 25.3%, to $6.9 million for the first quarter of 2020 as compared to the first quarter of 2019. This increase was primarily driven by increases in employee compensation and benefits, professional and consulting services and data processing costs. Employee compensation and benefits costs increased due to increases in the number of employees, as well as the impact of year-end salary and stock-based compensation increases. Professional and consulting costs increased due to investments in current and future lines-of-business and associated technology initiatives. Data processing costs increased as processing volumes increased and additional costs related to certain system implementations. The Company’s efficiency ratio increased to 55.8% for the three months ended March 31, 2020 as compared to 54.8% for the same period ended 2019 as we continue to invest in our Company’s future.

The effective tax rate for the first quarter of 2020 was approximately 26.5% as compared to approximately 27.3% for the first quarter of 2019.

Asset Quality

Nonperforming assets, consisting of several nonaccrual consumer loans, totaled $750 thousand as of March 31, 2020. Nonperforming assets as a percentage of total assets was 0.09%. There were no nonperforming assets as of March 31, 2019. The allowance for loan losses was $8.9 million, or 1.50% of total loans, as compared to $6.0 million, or 1.23% of total loans as of March 31, 2019. The increase in the allowance as a percentage of loans was related to increases in economic and non-economic qualitative risk factors associated with the COVID-19 pandemic, as well as loan growth in the commercial, commercial real estate and consumer loan categories. We have increased these COVID-19 risk factors even though the ultimate impact of the crisis is unknown and highly uncertain at this time.

Balance Sheet

At March 31, 2020, total assets were $821.5 million, reflecting a $101.4 million, or 14.1% increase from March 31, 2019. This increase is attributable to increases in loans totaling $100.4 million, or 20.5%, to $590.4 million, primarily driven by commercial attorney, commercial real estate and consumer loans, funded with core low-cost deposits.

Total deposits were $697.8 million as of March 31, 2020, an $82.8 million, or 13.5% increase from March 31, 2019. This was primarily due to a $52.3 million, or 14.3% increase in Savings, NOW and Money Market deposits to $417.1 million, a $30.9 million, or 13.4%, increase in noninterest bearing demand deposits to $261.0 million, offset by a $423 thousand, or 2.1%, decrease in time deposits to

$19.7 million. The net increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms.

Stockholders’ equity increased $17.4 million to $114.9 million at March 31, 2020 compared to March 31, 2019. In the first quarter, 27,706 shares of treasury stock were repurchased at a cost of $485 thousand under the Company’s previously announced stock repurchase program, authorizing the repurchase of up to 300,000 shares of our common stock. Although the approved stock repurchase program has not been rescinded, management does not anticipate purchasing shares through this program during the second quarter of 2020 due to the COVID-19 pandemic. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

COVID-19 Pandemic

Due to the COVID-19 events that have unfolded in early 2020, the Company implemented various strategies and protocols to protect its employees and their families, provide uninterrupted services for our customers while maintaining continuity of our core operating systems, and mitigate financial risks posed by changing market conditions. In order to protect our employees, maintain customer service and assure workforce continuity, we canceled all business travel (both into and out of our offices), implemented quarantine and work from home protocols, physically separated our remaining workforce in our corporate headquarters and routinely disinfected our offices. We also maintained active communications with our key vendors to assure continuity for all mission-critical activities and functions while communicating frequently with our Board of Directors and primary regulators.

Considering the high-level of uncertainty surrounding the economic impact of COVD-19, we believe that our financial position, including our excess capital and strong liquidity, will allow us to proactively navigate the negative economic impacts of the crisis. Our annual capital and strategic planning policy including stress testing protocols coupled with strong historical earnings have allowed us to maintain a strong capital foundation. At March 31, 2020, the Company’s Tier 1 Leverage Ratio was 13.84%, representing almost three times the well-capitalized regulatory standard of 5.0%.

In addition, we believe our liquidity position is strong, represented by our low-cost deposits totaling $697.8 million, off-balance sheet deposits totaling $156.9 million and available borrowing lines totaling $178.1 million at March 31, 2020. We did not experience significant draws on our working capital lines of credit during the first quarter of 2020. We are participating in the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Association. The PPP provides borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related costs and other qualifying business costs. Through April 21, 2020, we have approved PPP loans totaling approximately $20 million with most of these loans awaiting Congressional authorization for additional PPP funding. We believe that the PPP loan program will not have a material impact on our liquidity.

From a lending and credit risk perspective, we have taken actions to identify and assess our COVID-19 related credit exposures by borrower and loan category. No specific COVID-19 related credit impairment was identified within our securities portfolio. We have implemented a customer payment deferral program (principal and interest) to assist business borrowers and certain consumers that may be experiencing financial hardship due to COVID-19 related challenges. Through April 21, 2020, we granted payment deferral requests for 19 commercial real estate properties totaling $40.3 million, 14 income producing residential properties totaling $21.0 million and 12 consumer borrowers totaling $45 thousand. These loans will continue to accrue interest during the deferral period unless otherwise classified as nonperforming. Consistent with regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. There were no delinquent loans upon adoption of our payment deferral program. We anticipate that the number and amount of COVID-19 financial hardship payment deferral requests to increase during the second quarter of 2020.

From a merchant processing perspective, we have taken action to identify and assess our COVID-19 related credit exposure, primarily defined as merchant returns and chargebacks, by merchant industry type and category. These industry types include, but are not limited to, travel, lodging, entertainment, auto, professional services, schools and restaurants. We have also assessed the level and adequacy of our ISO and merchant reserves held on deposit at Esquire Bank. Currently, based on our assessments, we have not identified any elevated credit risk in these affected industry types and other categories and our return and chargeback ratios remain relatively consistent with pre-COVID-19 levels. When comparing February 2020 to April 2020, we noted that our merchant processing volumes are down approximately 20% primarily in the industry types noted above. We believe the merchant processing volume declines are a direct effect of state mandated business closures and stay at home orders due to the COVID-19 pandemic across the U.S.

The COVID-19 pandemic is expected to impact our financial results and demand for our products and services during the second quarter of 2020 and potentially beyond. The short and long-term implications of this healthcare and economic crisis will continue to affect our revenues, earnings results, allowance for credit losses, capital reserves, and liquidity in the future.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2020	2019	2019
ASSETS
Cash and cash equivalents	$70,379	$61,806	$49,913
Securities available for sale, at fair value	138,125	146,419	152,909
Securities, restricted at cost	2,665	2,665	2,583
Loans	590,397	565,369	490,019
Less: allowance for loan losses	(8,878)	(6,989)	(6,049)
Loans, net of allowance	581,519	558,380	483,970
Premises and equipment, net	2,913	2,835	2,920
Other assets	25,879	25,903	27,788
Total Assets	$821,480	$798,008	$720,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$260,994	$201,837	$230,062
Savings, NOW and money market deposits	417,144	459,037	364,805
Certificates of deposit	19,692	19,746	20,115
Total deposits	697,830	680,620	614,982
Other liabilities	8,765	6,326	7,628
Total liabilities	706,595	686,946	622,610
Total stockholders' equity	114,885	111,062	97,473
Total Liabilities and Stockholders' Equity	$821,480	$798,008	$720,083

Selected Financial Data
Common shares outstanding	7,669,440	7,652,170	7,532,723
Book value per share	$14.98	$14.51	$12.94
Equity to assets	13.99%	13.92%	13.54%

Capital Ratios (1)
Tier 1 leverage ratio	12.42%	13.50%	13.38%
Common equity tier 1 capital ratio	15.73%	16.68%	16.84%
Tier 1 capital ratio	15.73%	16.68%	16.84%
Total capital ratio	16.98%	17.83%	17.99%

Asset Quality
Nonperforming loans	$750	$1,476	$—
Allowance for loan losses to total loans	1.50%	1.24%	1.23%
Nonperforming loans to total loans	0.13%	0.26%	—%
Nonperforming assets to total assets	0.09%	0.18%	—%
Allowance/nonperforming loans	1,184%	474%	—%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Interest income	$9,573	$9,356	$8,483
Interest expense	394	504	555
Net interest income	9,179	8,852	7,928
Provision for loan losses	1,900	600	425
Net interest income after provision for loan losses	7,279	8,252	7,503

Noninterest income:
Merchant processing income	2,956	2,983	1,814
Other noninterest income	165	181	267
Total noninterest income	3,121	3,164	2,081

Noninterest expense:
Employee compensation and benefits	3,978	3,836	3,436
Other expenses	2,888	2,505	2,045
Total noninterest expense	6,866	6,341	5,481
Income before income taxes	3,534	5,075	4,103
Income taxes	937	1,202	1,118
Net income	$2,597	$3,873	$2,985

Earnings Per Share
Basic	$0.35	$0.52	$0.40
Diluted	$0.33	$0.50	$0.39

Selected Financial Data
Return on average assets	1.28%	2.01%	1.79%
Return on average common equity	9.22%	14.19%	12.86%
Net interest margin	4.71%	4.79%	4.94%
Efficiency ratio	55.8%	52.8%	54.8%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended March 31,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$559,337	$8,441	6.07%	$462,225	$7,192	6.31%
Securities, includes restricted stock	144,099	886	2.47%	154,063	1,065	2.80%
Interest earning cash	80,442	246	1.23%	34,698	226	2.64%
Total interest earning assets	783,878	9,573	4.91%	650,986	8,483	5.28%

NONINTEREST EARNING ASSETS	34,727			23,598

TOTAL AVERAGE ASSETS	$818,605			$674,584

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$432,824	$297	0.28%	$323,568	$429	0.54%
Time deposits	19,695	96	1.96%	20,271	125	2.50%
Total interest-bearing deposits	452,519	393	0.35%	343,839	554	0.65%
Short-term borrowings	4	—	—%	1	—	—%
Secured borrowings	86	1	4.68%	89	1	6.37%
Total interest-bearing liabilities	452,609	394	0.35%	343,929	555	0.65%

NONINTEREST BEARING LIABILITIES
Demand deposits	244,391			230,774
Other liabilities	8,307			5,773
Total noninterest bearing liabilities	252,698			236,547
Stockholders' equity	113,298			94,108

TOTAL AVG. LIABILITIES AND EQUITY	$818,605			$674,584
Net interest income		$9,179			$7,928
Net interest spread			4.56%			4.63%
Net interest margin			4.71%			4.94%